Exhibit 99.1

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IBSS ANNOUNCES TERMINATION OF EXISTING
EQUITY LINE OF CREDIT WITH DUTCHESS
PRIVATE EQUITIES FUND, L.P.

COLUMBIA, S.C. — (BUSINESS WIRE) — June 25, 2004 —Integrated Business Systems and Services, Inc., (“IBSS” or the “Company”) (OTCBB:IBSS), today announced that it had terminated its existing equity line of credit with Dutchess Private Equities Fund, L.P.

George Mendenhall, CEO of IBSS, commented, “For a variety of business reasons, we elected not to draw down on the Dutchess equity line of credit and have been exploring alternative sources of capital. As such, we do not think that it is in the best business interests of the Company and its shareholders at this time to keep the original equity line of credit with Dutchess in place.”

About IBSS
IBSS is the creator of Synapse™, a groundbreaking software technology. Synapse™ is a complete framework and methodology used to create, implement and manage a wide variety of dynamic, distributed, networked, and real-time enterprise applications, quickly and efficiently. Global enterprises utilizing Synapse™ leverage the power of its single, flexible framework to enjoy tremendous time and cost advantages, in the development, deployment and on-going management of customized applications.

Enabled by Synapse™ to take competitive advantage of cutting-edge technologies such as wireless networking, mobile computing and RFID, IBSS and its strategic partners bring solutions to customers for mission-critical applications in manufacturing, distribution, healthcare, finance, insurance, retail, education, and government.

IBSS is headquartered in Columbia, South Carolina. For more information about IBSS and its Synapse technologies and services, call 803-736-5595 or 800-553-1038, or visit www.ibss.net.

Except for historical information, the matters discussed in this news release include forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly as a result of a number of factors, including, but not limited to, risks associated with the Company’s ability to satisfy its obligations incurred in recent private placements of secured debt, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in the Company’s most recent quarterly report on Form 10-QSB under the heading “Risk Factors That May Affect Our Financial Condition and Operating Results” and in other public filings the Company makes with the Securities and Exchange Commission. Copies of these filings may be obtained from the Securities and Exchange Commission at its principal office in Washington, DC at prescribed rates by calling 1-800-SEC-0330. These filings are also available electronically through the Internet World Wide Web site maintained by the Securities and Exchange Commission at the Internet address: http://www.sec.gov.

At Elite Financial Communications Group, LLC
Investor/Broker/Media Relations
Stephanie Noiseux, Vice President of Client Relations, steph@efcg.net
Andrea Strittmatter, Director of Media Outreach, andrea@efcg.net
407-585-1080

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